                                                                       EXHIBIT 5

         STOCK PURCHASE AGREEMENT, dated as of July 24, 2001 (this "Agreement"), by and between The Jim Henson Company, Inc., a New York corporation ("Henson"), and Hallmark Entertainment, Inc., a Delaware corporation ("Hallmark").

         WHEREAS, the Parties hereto desire to consummate the transaction contemplated herein, pursuant to which Hallmark will purchase 5,377,721 shares of Class A Stock (as hereinafter defined) held by Henson.

         NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements herein contained, the Parties hereto agree as follows:

                                   ARTICLE 1.

                                   DEFINITIONS

         1.1 Definitions. As used herein, the following terms shall have the following meanings:

                  "Actions" means all complaints, actions, suits, proceedings or investigations.

                  "Adverse Consequences" means all claims, judgments, damages, penalties, fines, costs, losses, liabilities or other monetary obligations (including all reasonable attorney and expert fees incurred to enforce the terms of this Agreement) net of any recovery from any third party including, without limitation, insurance proceeds.

                  "Agreement" is defined in the preamble.

                  "Blue Sky Laws" means, collectively, the securities laws of the several states and the rules and regulations issued in respect thereto.

                  "Class A Stock" means Class A Voting Common Stock of Crown Holdings, par value $0.01 per share.

                  "Closing" is defined in Section 2.2.

                  "Closing Date" is defined in Section 2.2.

                  "Code" means the Internal Revenue Code of 1986, as amended.

                  "Crown Holdings" means Crown Media Holdings, Inc., a Delaware corporation.

                  "EM.TV" means EM.TV & Merchandising AG, a German corporation.

                  "Encumbrance" means any security interest, mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge against or interest in property to secure payment of a debt or performance of an obligation or other priority or preferential arrangement of any kind or nature whatsoever, including the interest of a vendor,



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lessor or licensor under any conditional sale, capitalized lease, exclusive license or other title retention agreement.

                  "Governmental Entity" means any Federal, state or local government or any court, administrative agency or commission or other governmental authority or agency, domestic or foreign.

                  "Hallmark" means Hallmark Entertainment, Inc., a Delaware corporation.

                  "Hallmark Indemnified Persons" is defined in Section 6.1.

                  "Henson" means The Jim Henson Company, Inc., a New York corporation.

                  "Henson Indemnified Persons" is defined in Section 6.1.

                  "Indemnified Party" is defined in Section 6.2.

                  "Indemnifying Party" is defined in Section 6.2.

                  "Law" means any law, statute, regulation, rule, ordinance, requirement or other binding action or requirement of any governmental, regulatory or administrative body, agency or authority or any court of judicial authority.

                  "Odyssey" means Crown Media United States, LLC, a Delaware limited liability company (f/k/a Odyssey Holdings, L.L.C.).

                  "Odyssey Letter of Intent" means the letter of intent dated July 19, 2001 which was addressed to EM.TV by Odyssey.

                  "Order" means any decree, order, judgment, writ, award, injunction, stipulation or consent of or by any Governmental Entity.

                  "Other Agreements" means the agreements contemplated by
Section 5.1(c).

                  "Party" means Hallmark or Henson.

                  "Person" means any individual, corporation, general or limited partnership, joint venture, association, limited liability company, joint stock company, trust, business trust, bank, trust company, estate (including any beneficiaries thereof), unincorporated entity, cooperative, association, government branch, agency or political subdivision thereof or organization of any kind.

                  "Purchase Price" is defined in Section 2.1.

                  "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations issued in respect thereto.

                  "Shares" means 5,377,721 shares of Class A Stock held by Henson.



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                  "Stockholders Agreement" means the Amended and Restated
Stockholders Agreement dated as of March 14, 2001, by and among Hallmark, Liberty Media Corporation, Liberty Crown, Inc., VISN Management Corp., JP Morgan Partners (BHCA), L.P., Henson, and Crown Holdings.

                  "Tax Return" means any report, return, documents, declaration or other information (and any supporting schedules or attachments thereto) required to be supplied to any taxing authority or jurisdiction with respect to Taxes (including any returns or reports filed on a consolidated, unitary, or combined basis).

                  "Taxes" means all taxes, charges, fees, levies, imposts, or other assessments imposed by any Federal, state, local, foreign or other taxing authority, including all income, gross receipts, gains profits, windfall profits, gift, severance, ad valorem, capital, social security, unemployment disability, premium, recapture, credit, excise, property, sales, use, occupation, service, service use, leasing, leasing use, value added, transfer, payroll, employment, withholding, estimated, license, stamp, franchise or similar taxes, assessments, or other governmental charges of any kind whatsoever, including interest earned thereon or penalties, additions, or fines thereto or attributable to any failure to comply with any requirement regarding Tax Returns and any interest in respect of such penalties, additions or fines, provided that any interest, penalties, additions or fines that relate to Taxes for any taxable period shall be deemed to be Taxes for such taxable period regardless of when such items are incurred, accrued, assessed or charged.

                  "Written Notice" is defined in Section 6.2.

                                   ARTICLE 2.

                           PURCHASE AND SALE OF STOCK

         2.1 Purchase and Sale. Subject to the terms and conditions of this Agreement, Hallmark agrees to purchase the Shares at the Closing, and Henson agrees to sell the Shares to Hallmark at the Closing, for an aggregate purchase price of Ninety Million Dollars ($90,000,000.00) (the "Purchase Price").

         2.2 The Closing.

                  (a) Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Dorsey & Whitney LLP, 250 Park Avenue, New York, NY 10177, at 11:00 a.m., Eastern Standard Time, on July 26, 2001, or such other date as the Parties may agree (the "Closing Date").

                  (b) Subject to the conditions set forth in this Agreement, the Parties agree to consummate the following transactions on the Closing Date:

                           (i) Hallmark shall deliver to Henson the Purchase Price by wire transfer of immediately available funds to the account designated in writing by Henson prior to the Closing; and



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                           (ii) Henson shall assign and transfer to Hallmark
         good and valid title in and to the Shares, free and clear of any Encumbrances, by delivering to Hallmark one or more stock certificates representing the Shares, each duly endorsed for transfer or accompanied by a duly executed stock power endorsed in blank.

                                   ARTICLE 3.

                    REPRESENTATIONS AND WARRANTIES OF HENSON

                  Henson hereby represents and warrants as follows:

         3.1 Existence; Power and Authority. Henson is a corporation duly incorporated, validly existing and in good standing under the laws of the State of New York. Henson has all requisite power and authority and has taken all required action necessary to execute, deliver and perform this Agreement, and each other document or instrument related hereto to which it is a party, and to carry out the terms hereof and thereof. The execution, delivery and performance of this Agreement and the consummation by Henson of any transaction related hereto, will not (i) violate any provision of the organizational documents of Henson, (ii) result in the breach of or constitute a default under any material contract, lease, license, franchise, permit, indenture, mortgage, deed of trust, note, agreement or other instrument to which Henson is a party or is bound or
(iii) violate any Law or Order applicable to or bearing upon Henson or any of its assets or business.

         3.2 Enforceability, etc. Assuming the due authorization, execution and delivery of this Agreement by Hallmark, this Agreement constitutes the legal, valid and binding obligation of Henson, enforceable against Henson in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally and (ii) general equitable principles (whether considered in a proceeding in equity or at law).

         3.3 Ownership. The Shares are owned by Henson free and clear of any Encumbrances and there are no restrictions on transfer other than those set forth in the Stockholders Agreement and those under the Federal securities laws and the Blue Sky Laws.

         3.4 Consents and Approvals. Neither the execution, delivery and performance of this Agreement by Henson, nor the consummation by Henson of any transaction related hereto will require any consent, approval, Order or authorization of, filing, registration, declaration or taking of any other action with, or notice to, any Person, other than such consents, approvals, filings or actions (i) under the Federal securities laws or the Blue Sky Laws or
(ii) which have already been obtained.

         3.5 Brokers, etc. Except for a fee payable to Allen & Company Incorporated, Henson is not obligated to pay any fee or commission to any broker, finder or other similar Person in connection with the transactions contemplated by this Agreement or the Program Agreements.

         3.6 Litigation. There are no actions, suits, proceedings, orders, investigations or claims pending or, to the knowledge of Henson, threatened against or affecting Henson, at law or



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in equity, before any court, arbitration panel, tribunal or governmental commission, bureau, agency or instrumentality which seeks to enjoin or restrain the consummation of the transactions contemplated by this Agreement.

                                   ARTICLE 4.

                   REPRESENTATIONS AND WARRANTIES OF HALLMARK

                  Hallmark hereby represents and warrants as follows:

         4.1 Existence; Power and Authority. Hallmark is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Hallmark has all requisite power and authority and has taken all required action necessary to execute, deliver and perform this Agreement, and each other document or instrument related hereto to which it is a party, and to carry out the terms hereof and thereof. Neither the execution, delivery and performance of this Agreement, nor the consummation by Hallmark of any transaction related hereto, will (i) violate any provision of the organizational documents of Hallmark, (ii) result in the breach of or constitute a default under any material contract, lease, license, franchise, permit, indenture, mortgage, deed of trust, note, agreement or other instrument to which Hallmark is a party or is bound or (iii) violate any Law or Order applicable to or bearing upon Hallmark or any of its assets or business.

         4.2 Enforceability, etc. Assuming the due authorization, execution and delivery of this Agreement by Henson, this Agreement has been duly executed and delivered by Hallmark and constitutes the legal, valid and binding obligation of Hallmark, enforceable against Hallmark in accordance with its terms, subject to
(i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally and (ii) general equitable principles (whether considered in a proceeding in equity or at law).

         4.3 Consents and Approvals. Neither the execution, delivery and performance of this Agreement by Hallmark, nor the consummation by Hallmark of any transaction related hereto will require any consent, approval, Order or authorization of, filing, registration, declaration or taking of any other action with, or notice to, any Person, other than such consents, approvals, filings or actions (i) under the Federal securities laws or the Blue Sky Laws or
(ii) which have already been obtained.

         4.4 Purchase for Investment. Hallmark is acquiring the Shares pursuant to this Agreement for its own account and not as a nominee or agent for any other Person and with no present intention to engage in a distribution thereof. Hallmark understands that the Shares must be held indefinitely unless registered under the Securities Act or an exemption from such registration becomes available.

         4.5 Financial Matters. Hallmark represents and understands that the acquisition of the Shares involves substantial risk and that Hallmark's financial condition and investments are such that it is in a financial position to hold the Shares for an indefinite period of time and to bear the economic risk of, and withstand a complete loss of, its investment in the Shares. Hallmark



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further represents that it (i) is an "accredited investor" as that term is defined in Regulation D promulgated under the Securities Act, (ii) has a greater than 90% voting interest in Crown Holdings, (iii) has nominated six of the 11 directors of Crown Holdings and (iv) is a sophisticated investor, capable of evaluating the merits and risks of investing in Crown Holdings given its current stage of development.

         4.6 Brokers, etc. Hallmark is not obligated to pay any fee or commission to any broker, finder or other similar Person in connection with the transactions contemplated by this Agreement.

         4.7 Litigation. There are no actions, suits, proceedings, orders, investigations or claims pending or, to the knowledge of Hallmark, threatened against or affecting Hallmark, at law or in equity, before any court, arbitration panel, tribunal or governmental commission, bureau, agency or instrumentality which seek to enjoin or restrain the consummation of the transactions contemplated by this Agreement.

                                   ARTICLE 5.

                     CONDITIONS PRECEDENT; RELATED COVENANTS

         5.1 Conditions Precedent to Obligations of Both Parties. The respective obligations of each Party to this Agreement shall be subject to the fulfillment, at or prior to the Closing Date, of the following conditions, or waiver by such
Party:

                  (a) Legality. At the time of the Closing, the transactions contemplated by this Agreement shall be legally permitted by all applicable Laws and Orders.

                  (b) Absence of Proceedings to Restrain Consummation of the Agreement. No judgment, injunction or order shall have been entered restraining or prohibiting the transactions contemplated by this Agreement.

                  (c) Other Agreements. Each of the following agreements shall have been executed and delivered by the respective parties thereto, in each case dated as of or prior to the Closing Date and substantially in accordance in all material respects with the Odyssey Letter of Intent: (i) an agreement by and between Odyssey and EM.TV, relating to the Program License Agreement between Odyssey and EM.TV dated as of March 14, 2001; (ii) an Amended and Restated Program License Agreement by and between Odyssey and Henson; and (iii) a letter agreement terminating the License Agreement dated as of March 14, 2001 between Henson and Odyssey.

         5.2 Conditions Precedent to Obligations of Hallmark. The obligations of Hallmark shall be subject to the fulfillment, at or prior to the Closing Date, of the following conditions, or the waiver thereof by Hallmark:

                  (a) Representations and Warranties. The representations and warranties of Henson set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date.



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                  (b) Secretary's Certificates. Hallmark shall have received a certificate from a Secretary or Assistant Secretary of Henson (i) certifying the organizational documents of Henson and relevant shareholder and board resolutions authorizing the transactions contemplated by this Agreement, and
(ii) as to the incumbency of each person signing any of such agreements on behalf of Henson.

         5.3 Conditions Precedent to Obligations of Henson. The obligations of Henson shall be subject to the fulfillment, at or prior to the Closing Date, of the following conditions, or the waiver thereof by Henson:

                  (a) Representations and Warranties. The representations and warranties of Hallmark set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date.

                  (b) Secretary's Certificates. Henson shall have received a certificate from a Secretary or Assistant Secretary of Hallmark (i) certifying the organizational documents of Hallmark and relevant shareholder and board resolutions authorizing the transactions contemplated by this Agreement and (ii) as to the incumbency of each person signing this Agreement on behalf of Hallmark.

         5.4 Satisfaction of Conditions and Consummation of Transactions. Notwithstanding anything to the contrary in this Agreement, each Party shall use its best efforts to cause the conditions to the other Party's obligations hereunder (including those set forth in Section 5.1) to be satisfied as soon as reasonably possible, and to consummate the transactions contemplated by this Agreement as soon as reasonably possible after the satisfaction thereof and in any event no later than July 30, 2001.

         5.5 Further Assurances. Each Party agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Party in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including, without limitation, the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

                                   ARTICLE 6.

                                 INDEMNIFICATION

         6.1 Indemnification.

                  (a) Henson agrees from and after the Closing to indemnify and hold harmless Hallmark, all of its officers, directors, shareholders, affiliates, employees and agents, and each of the successors and assigns of any of the foregoing (the "Hallmark Indemnified Persons") from and against, and waive any claim for contribution against Hallmark with respect to, any Adverse Consequences, and defend the Hallmark Indemnified Persons against any Actions, to the extent



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such Adverse Consequences or Actions arise out of or result from the breach of any of Henson's representations, warranties or covenants set forth in this Agreement.

                  (b) Hallmark agrees from and after the Closing to indemnify and hold harmless Henson, all of its officers, directors, shareholders, affiliates, employees and agents, and each of the successors and assigns of any of the foregoing (the "Henson Indemnified Persons") from and against, and waive any claim for contribution against Henson with respect to, any Adverse Consequences, and defend the Henson Indemnified Persons against any Actions, to the extent such Adverse Consequences or Actions arise out of or result from the breach of any of Hallmark's representations, warranties or covenants set forth in this Agreement.

         6.2 Procedure for Indemnification. If any Person shall claim indemnification (the "Indemnified Party") hereunder for any claim other than a third party claim, the Indemnified Party shall promptly give written notice to the Party from whom indemnification is sought (the "Indemnifying Party") of the nature and amount of the claim. If an Indemnified Party shall claim indemnification hereunder arising from any claim or demand of a third party, the Indemnified Party shall promptly give written notice (a "Written Notice") to the Indemnifying Party of the basis for such claim or demand, setting forth the nature of the claim or demand in detail. The Indemnifying Party shall have the right to compromise or, if appropriate, defend at its own cost and through counsel of its own choosing (reasonably acceptable to the Indemnified Party) any claim or demand set forth in a Written Notice giving rise to such claim for indemnification. In the event the Indemnifying Party undertakes to compromise or defend any such claim or demand, it shall promptly (and in any event, no later than thirty (30) days after receipt of the Written Notice) notify the Indemnified Party in writing of its intention to do so. If the Indemnifying Party fails to notify the Indemnified Party of its intent to undertake the compromise or defense of such claim or demand, or notifies the Indemnified Party that it does not intend to undertake such actions, then the Indemnified Party may do so at the expense of the Indemnifying Party. The Parties shall fully cooperate in the defense or compromise of any indemnified claim or demand. After the assumption of the defense by the Indemnifying Party, the Indemnifying Party shall not be liable for any legal or other expenses subsequently incurred by the Indemnified Party in connection with such defense, but the Indemnified Party may participate in such defense at its own expense. No settlement of a third party claim or demand defended by the Indemnifying Party shall be made without the written consent of the Indemnified Party, such consent not to be unreasonably withheld or delayed. The Indemnifying Party shall not, except with written consent of the Indemnified Party, consent to the entry of a judgment or settlement which does not include, as an unconditional term thereof, the giving by the claimant or plaintiff to the Indemnified Party of an unconditional release from all liability in respect of such third party claim or demand.

         6.3 Survival of Representations and Warranties. Notwithstanding any investigation made by or on behalf of either of the Parties hereto or the results of any such investigation and notwithstanding the participation of either of the Parties hereto in the Closing, the representations and warranties contained in ARTICLE 3 and ARTICLE 4 shall survive the Closing until the second
(2nd) anniversary of the Closing Date.



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                                   ARTICLE 7.

                                   TERMINATION

         7.1 Termination by Mutual Consent. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing by the written consent of both Parties.

         7.2 Termination by Either Party. This Agreement may be terminated (upon written notice from the terminating Party to the other Party) and the transactions contemplated hereby may be abandoned by action of either Party, if
(i) the Closing shall not have occurred on or prior to July 31, 2001 (provided that the right to terminate this Agreement under this clause shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or prior to such dates, and such right shall not be available to Hallmark in the event that Odyssey fails to execute and deliver the Other Agreements substantially in accordance in all material respects with the Odyssey Letter of Intent) or (ii) any Governmental Entity shall have issued a Law or Order permanently restraining, enjoining or otherwise prohibiting the transactions contemplated hereby and such Law or Order shall have become final and nonappealable.

         7.3 Effect of Termination and Abandonment. In the event of termination of this Agreement pursuant to this ARTICLE 7, neither Party hereto (or any of its directors or officers) shall have any liability or further obligation to any other Party pursuant to this Agreement, except that ARTICLE 8 shall survive termination of this Agreement and nothing herein will relieve either Party from liability for any breach of this Agreement occurring prior to such termination.

                                   ARTICLE 8.

                      GENERAL PROVISIONS; OTHER AGREEMENTS

         8.1 Confidentiality. Neither Party hereto shall, without the prior written consent of the other Party, permit any of their respective officers, employees, agents or representatives to disclose to any third parties any of the terms contained in this Agreement, except to the extent that such information is publicly available or required to be disclosed by Law; provided that a copy of this Agreement may be provided to EM.TV's banks which provide reasonable assurances that they will keep confidential the existence of this Agreement and the terms contained herein.

         8.2 Press Releases. No press release or public announcement related to this Agreement or the transactions contemplated hereby shall be issued or made without the joint approval of Hallmark and Henson, unless required by Law. If any such press release or public announcement is so required (except in the case of any disclosure required under the Federal securities laws to be made in a filing with the Securities and Exchange Commission), the Person making such disclosure shall consult with Hallmark and Henson prior to making such disclosure, and the Parties shall use all reasonable efforts, acting in good faith, to agree upon a text for such disclosure which is satisfactory to each of the Parties.



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         8.3 Expenses. Regardless of whether the transactions contemplated hereby are consummated, all legal and other costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses.

         8.4 Tax Agreement. Each of Hallmark and Henson acknowledges and agrees that the purchase and sale of the Shares contemplated by this Agreement were not contemplated by either Hallmark or Henson at the time the Contribution Agreement, dated as of March 14, 2001, by and among Henson, Crown Holdings and Crown Media International, Inc. was executed. Each of Hallmark and Henson agrees that it will not file any Tax Return inconsistent with the foregoing.

         8.5 Governing Law. This Agreement shall be governed by and construed in accordance with the procedural and substantive laws of the State of New York, including Section 5-1401 of the New York General Obligations Law.

         8.6 Headings. Article and Section headings used in this Agreement are for convenience only and shall not affect the meaning or construction of this Agreement.

         8.7 Notices. All notices, requests, demands or other communications required by or otherwise with respect to this Agreement shall be in writing and shall be deemed to have been duly given to either Party when delivered by hand, by messenger or by a nationally recognized overnight delivery company, when delivered by facsimile and confirmed by return facsimile, in each case to the applicable addresses set forth below:

                  (a)      if to Hallmark to:

                           Hallmark Entertainment, Inc.
                           1325 Avenue of the Americas
                           21st Floor
                           New York, NY 10019
                           Attention: Robert Halmi, Jr.
                           Telephone: (212) 977-9001
                           Facsimile: (212) 977-9049

                           with a copy to:

                           Hallmark Cards, Incorporated
                           Department 339
                           2501 McGee
                           Kansas City, MO 64108
                           Attention: General Counsel
                           Telephone: (816) 274-5583
                           Facsimile: (816) 274-7171



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                  (b)      if to Henson to:

                           The Jim Henson Company, Inc.
                           1416 N. LaBrea Avenue
                           Hollywood, CA 90028
                           Attention: General Counsel
                           Telephone: (323) 802-1570
                           Facsimile: (323) 802-1849

                           with a copy to:

                           Dorsey & Whitney LLP
                           250 Park Avenue
                           New York, NY 10177
                           Attention: Robert E. Holton, Esq.
                           Telephone: (212) 415-9200
                           Facsimile: (212) 953-7201

         8.8 Parties in Interest. All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns; provided that, except as otherwise expressly set forth in this Agreement, neither the rights nor the obligations of either Party may be assigned or delegated without the prior written consent of each of the other Party and any purported assignment in violation hereof shall be null and void.

         8.9 Entire Agreement. This Agreement constitutes the entire agreement between the Parties hereto and supersedes all prior agreements and understandings, both written and oral, with respect to the subject matter hereof.

         8.10 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Signatures on this Agreement may be communicated by facsimile transmission and shall be binding upon the Parties so transmitting their signatures. Counterparts with original signatures shall be provided to the other Party following the applicable facsimile transmission; provided that the failure to provide the original counterpart shall have no effect on the validity or the binding nature of this Agreement.

         8.11 Amendment. This Agreement may be modified or amended only by an instrument in writing signed by both Hallmark and Henson.

         8.12 Gender, etc. Whenever the context may require, any pronouns used herein shall be deemed to refer to the masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural, and vice versa. Whenever used herein, the terms "include," "includes" and "including" shall mean to include without limitation.

         8.13 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provisions shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

         8.14 No Waiver. No failure to exercise and no delay in exercising any right, power or privilege granted under this Agreement shall operate as a waiver of such right, power or privilege. No single or partial exercise of any right, power or privilege granted under this Agreement shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

         IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first written above.

                                       HALLMARK ENTERTAINMENT, INC.


                                       By: /s/ ROBERT A. HALMI, JR.
                                          --------------------------------------
                                          Name: Robert A. Halmi, Jr.
                                          Title:


                                       THE JIM HENSON COMPANY, INC.


                                       By: /s/ CHARLES H. RIVKIN
                                          --------------------------------------
                                          Name: Charles H. Rivkin
                                          Title: CEO